Exhibit 12.1


                                DST SYSTEMS, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


                                           3 Months
                                         ended March
                                          31, 2005        2004          2003          2002         2001         2000
                                          ---------    ----------    ----------     ---------    ---------   ---------
Pretax income from continuing
   operations before adjustment
   for minority interests in
   consolidated subsidiaries or
   income or loss from equity             $ 67,720     $296,706      $417,707       $310,132    $354,977    $325,318
   investees

Add:
Fixed Charges                               20,136        73,114        50,328         38,946      31,851      29,351

Amortization of capitalized
   interest                                     51           189           167            179         162         118

Distributed earnings of equity
   investees                                   473             -           102            371          49          92

Subtract:
Capitalized interest                             -          (597)         (571)          (210)     (1,005)       (852)

                                          ---------     ---------    ----------     ---------    ---------   ---------
Pretax income as adjusted                 $ 88,379      $369,412      $467,733       $349,418    $386,034    $354,027
                                          =========     =========    ==========     =========    =========   =========


Fixed charges:

Interest expense                            16,619       $55,204       $26,877        $13,379     $ 7,452     $ 5,561
Interest capitalized                             -           597           571            210       1,005         852
                                          ---------     ---------    ----------     ---------    ---------   ---------
                                            16,619        55,801        27,448         13,589       8,457       6,413

Portion of rents representative
   of an appropriate interest
   factor (1)                                3,517        17,313        22,880         25,357      23,394      22,938

                                          ---------     ---------    ----------     ---------    ---------   ---------
Total fixed charges                       $ 20,136       $73,114       $50,328        $38,946     $31,851     $29,351
                                          =========     =========    ==========     =========    =========   =========

Ratio of earnings to fixed
   charges                                     4.4           5.1           9.3            9.0        12.1        12.1


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(1) Rents represent one-third of rent expense.